UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  September 15, 2005


                   AEI INCOME & GROWTH FUND 23 LLC
      (Exact name of registrant as specified in its charter)


      State of Delaware            000-30449       41-1922579
(State or other jurisdiction  (Commission File    (IRS Employer
   of incorporation)                Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                           (651) 227-7333
       (Registrant's telephone number, including area code)


  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))


Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On September 15, 2005, the Company purchased a 13.5% interest in a CarMax auto superstore in Columbia, South Carolina for $1,778,625 from CM Columbia SC, LLC, an unrelated third party. The property is leased to CarMax Auto Superstores, Inc. under a Lease Agreement with a remaining primary term of 14.5 years, which may be renewed for up to four consecutive terms of five years. The Lease requires annual base rent of $124,504, which will increase annually by the lesser of one percent or three times the increase in the CPI Index for the year. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The remaining interests in the property were purchased by AEI Accredited Investor Fund 2002 Limited Partnership and AEI Accredited Investor Fund V LP, affiliates of the Company.

       The Company purchased the property with cash received from the sale of other property. The property, developed in 2004, includes a 24,735 square foot showroom building, a 13,454 square foot service building and a 2,980 square foot car wash facility on approximately 15.5 acres. The property is located at 555 Jamil Road, Columbia, South Carolina.

       CarMax, Inc. (CarMax) assigned the Lease to CarMax Auto Superstores, Inc., its wholly owned subsidiary. However, CarMax remains fully liable under the terms and conditions of the Lease. CarMax is the nation's leading retailer of used cars. With headquarters in Richmond, Virginia, CarMax operates 64 used car superstores in 29 markets. CarMax also operates seven new car franchises, which are integrated or co-located with its used car superstores. For the fiscal year ended February 28, 2005, CarMax reported a net worth of approximately $801 million and net income of approximately $113 million. CarMax is traded on the New York Stock Exchange under the symbol KMX.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the
          Company   as   of  December  31,  2004,  no   financial
          statements are required.

      (b) Pro  forma  financial information - A limited number  of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's
          balance  sheet  and  income statement.   The  following
          narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on January 1, 2004, the Company's Investments in Real Estate would have increased by $1,778,625 and its
          Current   Assets   (cash)  would  have   decreased   by
          $1,778,625.

          Rental Income for the Company would have increased from $502,508 to $627,012 for the period ended December 31, 2004 and from $260,702 to $322,954 for the six months ended June 30, 2005 if the Company had owned the property during the periods.

          Depreciation Expense would have increased by $46,731 and $23,366 for the period ended December 31, 2004 and the six months ended June 30, 2005, respectively.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $607,892 to $685,665 and from $163,107 to $201,993, which would have resulted in Net Income of $50.02 and $13.23 per LLC Unit outstanding for the period ended December 31,
          2004   and   the  six  months  ended  June  30,   2005,
          respectively.

      (c) Exhibits.

          Exhibit 10.1 - Assignment of Agreement of Purchase and Sale dated August 22, 2005 between the Company, AEI Accredited Investor Fund 2002 Limited Partnership, AEI Accredited Investor Fund V LP and AEI Fund Management, Inc. relating to the Property at 555 Jamil Road, Columbia, South Carolina.

          Exhibit 10.2 - Assignment and Assumption of Lease dated September 15, 2005 between the Company, AEI Accredited Investor Fund 2002 Limited Partnership, AEI Accredited Investor Fund V LP and AEI Fund Management, Inc. relating to the Property at 555 Jamil Road, Columbia, South Carolina.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 23 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  September 12, 2005     /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer